UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 16, 2005

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

The Corporation maintains the Cummins Inc. Supplemental Life Insurance and Deferred Income Plan for its executive and other officers that includes features of a supplemental executive retirement plan (the "SERP").  Pension benefits payable under the SERP are based on the executive's annual salary and short-term bonus compensation, employment service, and age at retirement, and are integrated with benefits payable under the Corporation's broader-based pension plans.  On December 12, 2005, the Compensation Committee of the Corporation's Board of Directors amended the SERP to:  (a) redefine covered compensation from final five-year average, to the average of the highest five consecutive years during the executive's final ten years of employment; (b) reduce the plan's normal retirement age from 65 to 60 and lower the reduction factor for benefits commencing earlier than age-60 from 6% to 4% per year; (c) for new SERP participants, eliminate waiver of the reduction factor for such participants whose age plus years of service at retirement are equal to or greater than 80; and (d) increase the age after which benefits no longer accrue from 60 to 65, subject to the SERP's maximum pension benefit as a percentage of covered compensation.

The Corporation also maintains the Cummins Inc. Executive Retention Plan ("Retention Plan") covering executive and non-executive officers, as well as certain other key employees.  Under the Retention Plan, in the event of a participant's termination of employment for certain reasons during a period following a change of control of the Corporation, among other things, participants receive a multiple of their annual base salary and target bonus award, and were also to receive a multiple of the grant value of their then most recent annual long-term incentive compensation award.  On December 15, 2005, the Compensation Committee of the Corporation's Board of Directors adopted an amended and restated version of the Retention Plan that:  (a) no longer covers non-officer employees (who remain covered under the pre-amended version through 2007); (b) excludes the grant value of long-term incentive compensation awards; and (c) deletes a provision allowing participants to voluntarily terminate employment during the thirteenth month following a change of control and receive payments under the plan.

A copy of the complete text of each of the amended and restated SERP and Retention Plan will be filed as exhibits to the Corporation's 2005 Form 10-K, which is it's next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2005

Cummins Inc.
By: /s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller Principal Accounting Officer